Exhibit 10.1

AMENDMENT
TO PACWEST BANCORP

EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, PacWest Bancorp (the “Company”) sponsors the PacWest Bancorp Executive Severance Pay Plan, as amended and restated effective December 15, 2008 (the “Plan”);

WHEREAS, Section 8.7 of the Plan provides that the Board of Directors of the Company may amend the Plan, except that no amendment may take effect during a Change in Control Period (as defined under the Plan);

WHEREAS, on April 7, 2014, the Company completed its merger with CapitalSource, Inc. and a Change in Control Period commenced under the Plan; and

WHEREAS, the Board of Directors desires to amend the Plan, effective (i) as of the end of the Change in Control Period for any individual who is a participant in the Plan as of the date hereof and (ii) as of the date hereof for any individual who becomes a participant in the Plan on or after the date hereof, to eliminate the provisions of the Plan providing for gross up of excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide for cutback of amounts under the Plan so that payments to an individual do not exceed the safe harbor amount under Section 280G of the Code.

NOW THEREFORE, effective (i) as of the end of April 7, 2016, for any individual who is a participant in the Plan as of December 11, 2014 and (ii) as of December 11, 2014, for any individual who becomes a participant in the Plan on or after the date hereof, Article II is amended in its entirety to read as follows:

ARTICLE II

TREATMENT OF PARACHUTE PAYMENTS

2.1                               Parachute Payments

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to you would be subject to the Excise Tax, then the Payments shall be reduced to an amount that does not exceed the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits hereunder in the following order: (i) first, the benefits in Section 3.7, (ii) second, the benefits in Section 3.6, (iii) third, the benefits in Section 3.5 and (iv) fourth, the benefits in Section 3.4.  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other payments and benefits (including any other Payments under any other plan or agreement)) shall be reduced.

2.2                               Determinations

All determinations required to be made under this Article II, including whether and when a reduction of a Payment to the Safe Harbor Amount and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm.  The Accounting Firm shall provide detailed supporting calculations both to you and the Company and within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon you and the Company.

2.3                               Article II Definitions

The following terms shall have the following meanings for purposes of this Article II:

(a)                                 “Accounting Firm” means any independent, nationally recognized public accounting firm that (1) the Company selects before a Change in Control or (2) that is acceptable to you and selected by the surviving company after a Change in Control.

(b)                                 “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(c)                                  “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Plan or otherwise.

(d)                                 “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.

IN WITNESS WHEREOF, PacWest Bancorp has caused this amendment to be executed by its duly authorized officers as of the 11th day of December, 2014.

/s/ Kori Ogrosky
Name: Kori Ogrosky

Title: EVP, General Counsel